Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form S-1 of Nova Vision Acquisition Corp. of our report dated April 28, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Nova Vision Acquisition Corp. as of March 31, 2021 and for the period from March 18, 2021 (date of inception) through March 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

June 15, 2021